Primary Capital LLC
Member FINRA, SIPC
80 Wall Street, 5th Floor, New York, NY 10005
T (1) 212 300-0060 F (1) 212 400-4234
Investment Banking, Financial Services

Foshan S.L.P. Special Materials Co. Ltd.
Shishan Industrial Park, NanHai City
Guangdong, China 528225

Email:
Tel: +86 757 8668 2888
Website: www.jinlongnonwoven.com

This Agreement, made this 13th day of April, 2010, but effective as of November 17, 2009, amends and restates that certain banking agreement, dated November 17, 2009, by and among Primary Capital, LLC ("PC"), Foshan S.L.P. Special Materials Co. Ltd. ("Foshan" or the "Company"), and NanHai Jinlong Non-Woven Co., Ltd. (as amended and supplemented, the "Original Agreement").

1. Subject to and in accordance with the terms set forth herein, the Company hereby engages PC to render financial advisory and investment banking services to the Company on an exclusive basis for the 24-month period (the "Engagement Period") commencing on November 17, 2009 (the "Engagement Date").

2. Foshan intends (a) to become a U.S. public company via a reverse merger or share exchange with a U.S. shell company (the "Shell Company") (including a merger with a subsidiary of the Shell Company, the "Merger"), (b) on or about the time of the Merger, to consummate the sale of secured convertible promissory notes (the "Notes") and warrants (the "Warrants") for gross proceeds of up to $4 million (the "Bridge Financing"), and (c) following the Merger and the Bridge Financing, to consummate a private or public financing for gross proceeds of up to $40 million (the "Follow-On Financing"). Following the Merger, the term "Company" as used herein shall mean the Shell Company with which Foshan accomplishes the Merger, and Foshan shall cause the closing of the Merger to be conditioned upon the Shell Company executing an agreement, in form and substance satisfactory to PC, pursuant to which the Shell Company agrees to be a party to, and bound by, the terms of this Agreement. This Agreement shall not give rise to any commitment by PC or any other entity to purchase any Securities (as defined below) in the Bridge Financing, the Follow-On Financing, or otherwise.

3. During the Engagement Period, PC shall have the exclusive right to provide Foshan with the Shell Company to be used in the Merger, and PC shall use reasonable efforts to provide a Shell Company that, at the time of the Merger, has no or nominal financial liabilities. PC will notify Foshan and Foshan's counsel promptly after it selects the Shell Company so that they may perform their own due diligence regarding the Shell Company. The cost of acquiring control of the Shell Company shall be paid by the Company from the proceeds of the Bridge Financing.

4. Prior to and in connection with the Bridge Financing, Foshan shall:

   a. retain local counsel with an international presence acceptable to both PC and Foshan to provide PC with a due diligence report (which report shall include the results of background checks of Foshan's key employees, officers and directors) and a legal opinion pertaining to Foshan SLP Special Materials Co. Ltd.

   b. retain an auditor, US securities attorney, local securities attorney, and a US based investor relations firm, each of which is reasonably satisfactory to PC; and

   c. provide PC all information requested by PC in connection with the Bridge Financing and Merger including, without limitation, the following:

      i. audited financial statements for each of Foshan's last three completed fiscal years, prepared in accordance with US GAAP; and
      ii. such other materials which may be requested by PC.

5. During the Engagement Period, PC shall provide the Company with such regular and customary investment banking services as is reasonably requested by the Company including, but not limited to, the following:

   a. Assisting the Company in preparing a detailed business plan, financial model and power point presentation for use in consummating the Bridge Financing and the Follow-On Financing;

   b. Negotiating and structuring the Merger;

   c. Acting as the Company's placement agent (with or without co-brokers, as determined by PC in its sole discretion) for the Bridge Financing, the Follow-On Financing, and other future Financings the Company may seek to consummate;

   d. Recommending to the Company a qualified auditor, securities attorney and investor relations firm, and assisting the Company with negotiating their respective engagement terms;

e. Advising the Company on strategies to increase shareholder value;

f. Assisting the Company's management with sales of its Company stock;

g. Assisting the Company and its investor relations firm in organizing, and participating with the Company in, investor road shows and investor conference calls;

h. Recommending investor conferences in the US and Europe to be attended by the Company and a PC representative;

i. Identifying strategic relationships and joint venture partners;

j. Identifying and recommending persons to serve on the Company's Board of Directors;

k. Identifying and rendering advice regarding potential acquisitions, including the valuation of the acquisition and financing for the acquisition;

l. Assisting the Company in connection with its listing on a U.S. stock exchange, including advising on any corporate reorganization or restructuring necessary or advisable for such a listing, and assisting in the preparation of the applicable listing application;

m. Assisting the Company and its investor relations firm with shareholder communications, such as the preparation of written news releases;

n. Reviewing and commenting on the Company's SEC filings associated with the Company's transactions; and

o. Advising Company regarding its obligations as a United States (US) public company.

6. PC shall have the right to appoint, at its discretion, one member of, or one observer to, the Company's Board of Directors for a period of twenty four (24) months from the closing of the Bridge Financing. (Pursuant to this section the Company will provide to PC a voting agreement from the company's shareholders).

7. The Company shall pay PC a US$25,000 non-refundable signing fee upon execution and delivery of this Agreement.

8. At the closing of the Merger, the Company shall issue to PC or its designees that number of its shares of common stock (the "Initial Shares") so that immediately after such issuance,

such shares shall constitute 2.5% of the shares of the Company common stock outstanding, determined on a fully-diluted basis (for purposes of clarity, after giving effect to the Merger and the conversion or exercise of all outstanding derivative securities). In addition, if at any time within one year after the closing of the Merger the Company issues any shares of its common stock or any securities convertible into or exercisable for its common stock (each, a "New Issuance"), then within three business days after each New Issuance the Company will issue to PC or its designees that number of shares of the Company's common stock (the "Adjustment Shares") which, when added to the Initial Shares and any Adjustment Shares issued to PC (or its designees) prior thereto, will total 2.5% of the shares of Company common stock then outstanding, determined on a fully-diluted basis (for purposes of clarity, after giving effect to the conversion or exercise of all outstanding derivative securities and the issuance of such Adjustment Shares, but other than any Excluded Securities (as defined below)). The foregoing notwithstanding, Adjustment Shares will not be issued as a result of a New Issuance of options, warrants or other securities to employees, consultants, advisors, or directors of the Company pursuant to a restricted stock purchase plan or a stock option plan approved by the stockholders and Board of Directors of the Company (such securities, "Excluded Securities"). The Company shall give PC at least ten days advance written notice of any New Issuance, and agrees that the Initial Shares and the Adjustment Shares shall be deemed "Share Compensation" for purposes of the registration rights set forth in Section 18 hereof.

9. At the closing of each and any sale of Company securities (the "Securities") in a capital raising transaction (each, a "Financing") during the Engagement Period (and thereafter as provided in Section 17) the Company shall (a) with respect to the Bridge Financing and the Follow-On Financing, pay PC or its designee(s) a cash fee equal to five percent (5%) of the gross proceeds from such Financing, (b) with respect to any Financing other than the Bridge Financing and the Follow-On Financing, pay PC or its designee(s) a cash fee equal to (i) four percent (4%) of the gross proceeds from such Financing if the total gross proceeds for such Financing are less than US$20,000,000, (ii) three and one-half percent (3.5%) of the gross proceeds from such Financing if the total gross proceeds for such Financing are equal to or greater than US$20,000,000 but less than US$50,000,000, and (iii) three percent (3%) of the gross proceeds from such Financing if the total gross proceeds for such Financing are equal to or greater than US$50,000,000, and (c) with respect to any Financing other than the Bridge Financing, shall issue to PC or its designee(s) a five-year warrant to purchase that number of Securities equal to five percent (5%) of the number of Securities sold in the Financing, exercisable at the same price at which such Securities were sold in the Financing. Such warrant shall be in a form provided by PC to the Company and shall include, among other things, full ratchet anti-dilution provisions, standard and a cashless exercise provisions, and the same registration rights as those received by the investors in the Financing, if any.

10. Upon the closing of the Bridge Financing, the Company shall issue to PC or its designee a five-year warrant (the "Non-Conversion Warrant") to purchase that number of shares of the

P.

Company's common stock, if any, equal to 5% of the shares common stock underlying the Warrants, exercisable at the same price at which the Warrants become exercisable. Upon automatic conversion of the Notes (as provided therein), the Non-Conversion Warrant shall be null and void, and the Company shall issue to PC or its designee a five-year warrant (the "Conversion Warrant") to purchase from the Company that number of Securities equal to 5% of the Securities issued upon such conversion, exercisable at the price at which the Notes converted. The forms of Conversion Warrant and Non-Conversion Warrant shall be substantially in the forms attached hereto as Exhibits A and B, respectively.

11. Upon the closing of the Follow-On Financing and on or before the 5th business day of each of the seven calendar quarters thereafter, the Company will pay to PC a non-refundable retainer fee of US$15,000 (i.e., eight payments totaling $120,000).

12. Upon the earlier of (i) December 15, 2010, (ii) the termination of this Agreement, or (iii) the closing of a Financing (or series of related Financings) by the Company or its affiliates for aggregate gross proceeds of at least $2,000,000, the Company will pay to PC a legal documentation fee of seventy five thousand dollars (US$75,000) .

13. The Company shall reimburse PC for its reasonable expenses incurred in the performance of its services hereunder including, without limitation, expenses related to PC's due diligence and legal and other professional fees, provided that the reimbursed expenses incurred by PC with respect to the Bridge Financing and the Merger (including legal expenses of PC's counsel and investors' counsel) shall not to exceed $35,000.

14. During the Engagement Period, the Company agrees that it will not undertake or consummate any Financing, whether equity or debt Securities, without the prior written consent of PC, which consent shall not unreasonably be withheld.

15. If, during the Engagement Period (or thereafter as provided in Section 17 below), any Sale or Acquisition (each as defined below) is consummated, then the Company shall pay to PC at the closing of each such transaction a cash fee equal to three and a half percent (3.5%) of the aggregate Consideration (as defined below) paid (or to be paid upon the satisfaction of any contingency) in such transaction. As used herein:

    a. "Sale" means any transaction or series or combination of transactions, other than in the ordinary course of business, whereby, directly or indirectly, control of or a material interest in the Company, any of its subsidiaries, or any of their respective businesses, or a material amount of any of their respective assets, is transferred for consideration, including, without limitation, by means of a sale or exchange of capital stock or assets, a merger or consolidation, a tender or exchange offer, a leveraged buy-out, a minority investment, the formation of a joint venture or partnership, or any similar transaction.

b. "Acquisition" means the purchase of all or substantially all of the assets or the capital stock of another entity, as well as any recapitalization of such other entity or any other form of disposition or acquisition which results in the effective acquisition of such other entity by the Company or any of its affiliates, provided that the Merger shall not constitute an Acquisition for purposes of this Section 15.

c. "Consideration" includes all cash, equity securities, debt securities, any other forms of payment made or other obligations assumed or retired, directly or indirectly, by the Company or its affiliates (in the case of an Acquisition) or the buyer (in the case of a Sale), and any other form of consideration comprising part of the purchase price for Company or its affiliates or their respective business (in the case of a Sale) or the entity or business being acquired (in the case of an Acquisition).

16. This Agreement may be terminated by PC at any time upon written notice to the Company. This Agreement may be terminated by the Company by written notice to PC at any time after the first anniversary of the Engagement Date if PC is in material breach of this Agreement and fails to cure such breach within 15 days after it receives notice of such breach from the Company.

17. If, during the twenty four-month period after the expiration or termination of this Agreement (the "Post-Agreement Period"), the Company consummates any Financing, Sale or Acquisition with any party (a "Covered Party") (i) introduced to the Company by PC during the Engagement Period, or with whom discussions concerning the Company, any Financing, a Sale or an Acquisition took place during the Engagement Period between or among PC, the Company and such party, or (ii) introduced to the Company by a party originally introduced to the Company by PC during the Engagement Period, then in each such case the Company shall pay PC the full consideration to which PC would have been entitled to hereunder had this Agreement not expired or been terminated. If any Post-Agreement Period Financing is consummated with a party that is not a Covered Party, then in each such case the Company shall pay PC one-half of the consideration to which PC would have been entitled to hereunder had this Agreement not expired or been terminated .

18. Whenever the Company shall file a registration statement under the Securities Act of 1933, as amended (the "Act"), relating to the public offering of its common stock or other securities for sale for cash for its own account, or a re-sale registration statement for the sale of securities held by Company shareholders who are not employees or consultants to the Company (each, a "Registration Statement"), the Company shall give PC at least 20 days prior written notice thereof and shall permit PC (and, if applicable, the other holders of the securities delivered to PC or its designees hereunder) to include for resale in such Registration Statement all of its securities. In the event that at any time there is an effective Registration Statement and the Company shall fail to cause its counsel to issue an opinion necessary for the holders of such securities (the "Share Compensation") to sell all of the Share Compensation within five (5) business days of the date the Registration Statement is

declared effective by the Securities and Exchange Commission, the Company shall pay to PC $1;000 for each additional day that such holders are unable to sell the Share Compensation . In the event that a holder of the Share Compensation shall validly submit reasonably acceptable materials ("Rule 144 Materials") to the Company in connection with the sale of the Share Compensation, or a portion thereof, under Rule 144 under the Act, and the Company shall fail to take action that enables such holder to sell such Share Compensation within five (5) business days of receipt of such Rule 144 Materials, the Company shall pay to such holder $1,000 for each day that it is unable to sell the Share Compensation .

19. The Company represents, warrants, and covenants as follows:

   a. Foshan is duly organized and validly existing as a corporation under the laws of the People's Republic of China, and has all requisite authority to own its property and conduct its business as currently conducted and enter into this Agreement.

   b. Any Securities that will be offered and sold by the Company will be offered and sold in compliance with the requirements for the exemption from registration pursuant to Section 5 of the Act and with all other securities laws and regulations.

   c. The Company will furnish all information required to be furnished to investors under applicable securities laws, and such information will not contain any untrue statement of a material fact or omit to state a material fact required to be stated in the information or necessary to make the statements therein not misleading. Except as may be disclosed in the information provided by the Company, there are no obligations or liabilities whether or not accrued, contingent or otherwise that would be reasonably likely to result in any claims against or obligations or liabilities of the Company, except for those that would not be reasonably likely to have a material adverse effect on the Company.

20. The Company acknowledges that all opinions and advice (written or oral) given by PC to the Company in connection with PC's engagement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to PC, or use PC's name in any annual reports or any other reports or releases of the Company without PC's prior written consent.

21. The Company recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, PC will use and rely on data, material and other information furnished to PC by the Company. The Company acknowledges and agrees that in performing its services under this Agreement, PC may rely upon the data, material and

other information supplied by the Company without independently verifying the accuracy, completeness or veracity of same.

22. PC shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that PC shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to by the Company in writing from time to time.

23. The Company shall indemnify and hold PC and each of its directors, officers, shareholders, employees, agents and affiliates harmless from and against, for and in respect of, any and all claims, liabilities and expenses (including reasonable attorney's fees) which may in any way result from or be connected with the services rendered by PC pursuant to this Agreement.

24. This Agreement shall at all times be governed by, construed, interpreted and enforced in accordance with the laws of the State of New York, USA. The parties hereby agree to the exclusive jurisdiction of the federal and state courts located in the City of New York.

25. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect.

26. In the event that the Company shall fail to pay to PC any fee or expense reimbursement due hereunder when due, interest shall accrue on such amount at the rate of twelve percent (12%) per annum . The Company shall be obligated to pay to PC all expenses of every kind and nature whatsoever incurred in the enforcement of this Agreement or any of its rights hereunder, including but not limited to, reasonable attorneys' fees, and hereby agrees to pay to PC on demand the amount of any and all such expenses.

27. Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if (i) hand-delivered, (ii) sent postage prepaid by registered mail, return receipt requested, or (iii) sent by facsimile (with confirmation of transmission), to the respective parties at their addresses first set forth above, or to such other address as either party may notify the other in writing.

28. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. The Company may not assign this Agreement or its rights or obligations hereunder without PC's written consent. PC shall have the right to assign this Agreement and its rights and obligations hereunder by providing written notice of such assignment to the Company.

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29. This Agreement may be executed in any number of counterparts, each of whom together shall constitute one and the same original document.

30. No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

31. The representations, warranties and covenants set forth herein shall survive expiration or termination of this Agreement.

32. This Agreement contains the entire agreement among the parties concerning the subject matter hereof and supersedes any prior understanding or agreement with respect thereto including, without limitation, the Original Agreement.

33. Unless otherwise stated, all references to $ or dollars herein are U.S. dollars.

Signature Page Follows

Financing and Additional Services - Signature Page

If the foregoing correctly sets forth the understanding between PC and the Company, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

Sincerely,

Primary Capital LLC

By:________________________
John Leo, Chairman

Accepted and Agreed

Foshan S.L.P. Special Materials Co. Ltd.

By: ________________________
Jie Li, CEO

NanHai Jinlong Non-Woven Co., Ltd.

By:________________________

Primary Capital LLC
Member FINRA, SIPC
80 Wall Street, 5th Floor, New York, NY 10005
T (1) 212 300-0060 F (1) 212 400-4234
Investment Banking, Financial Services

April 13, 2010

Foshan S.L.P. Special Materials Co. Ltd.
NanHai Jinlong Non-Woven Co., Ltd.
China Filtration Technologies, Inc.
Shishan Industrial Park, NanHai City
Guangdong, China 528225

Gentlemen:

Reference is made to that certain amended and restated banking agreement, dated the 13 day of April, 2010, but effective as of November 17, 2009, by and among Primary Capital, LLC ("PC"), Foshan S.L.P. Special Materials Co. Ltd. ("Foshan"), and NanHai Jinlong Non-Woven Co., Ltd. (the "Agreement"), pursuant to which Foshan engaged PC to render financial advisory and investment banking services to Foshan (and subsequent to Foshan's merger or share exchange with a U.S. shell company, the shell company) on an exclusive basis. As contemplated by the Agreement, Foshan completed a share exchange with Perpetual Technologies, Inc. ("Perpetual") on February 12, 2010, and Perpetual thereafter changed its name to China Filtration Technologies, Inc. (the "Company").

Reference also is made to that certain engagement letter, dated April 6, 2010, among the Company, Rodman & Renshaw, LLC ("Rodman"), and Brean Murray, Carret & Co., LLC ("Brean") pursuant to which Rodman and Brean will act as the co-lead or co-managing underwriters on a 50/50 basis on a firm commitment underwriting in connection with the proposed registered public offering of common stock by the Company (the "Transaction").

In order to facilitate the Transaction, PC agrees that its rights pursuant to the Agreement (a) to act as the exclusive financial advisor and investment banker for the Transaction, (b) to compensation for the Transaction (Section 9), and (c) to consent to the Transaction (Section 14), are hereby waived and relinquished.

Except as provided above, the Agreement remains unchanged and in full force and effect in accordance with its terms.

This letter agreement may be signed in counterparts, each of which when taken together shall constitute one fully executed document.

Sincerely,

Primary Capital LLC

By:____________________
John Leo, Chairman

Accepted and Agreed

Foshan S.L.P. Special Materials Co. Ltd.

By:____________________
Jie Li, CEO

China Filtration Technologies, Inc.

By:____________________
Jie Li, CEO

NanHai Jinlong Non-Woven Co., Ltd.

By:____________________